REVISED STOCK COMPENSATION AGREEMENT

        THIS AGREEMENT, is made November 15, 2000 effective September 25, 2000, and is between ProCare Industries, Ltd. (“Company”) and Robert W. Marsik, President (“Marsik”) and is made with reference to the following agreed facts:

        A. The Company is a publicly owned corporation in good standing under applicable state and federal securities and corporate law. The Company has no present assets with which to pay its accumulated and ongoing expenses and obligations.

        B. The Company, through its Board of Directors, since 1999 has endeavored to seek and consummate a suitable acquisition transaction pursuant to which the Company will acquire the assets and business of one or more privately-owned businesses, such that the Company would become an operating entity, thereby providing the private business with the structure of a publicly-owned corporation and providing liquidity and value to the present shareholders of the Company.

        C. In July 1999, the Company entered into a Funding Agreement with Marsik, which agreement was modified slightly and replaced with the Revised Funding Agreement. Under the Revised Funding Agreement, the Company agreed to pay to Marsik a contingent payment of $150,000 upon completion of an acquisition transaction by the Company and Mr. Marsik agreed to remain as an officer and the President of the Company through the earlier of completion of an acquisition transaction or July 2000, and Marsik also agreed to advance, on behalf of the Company, payment of the Company’s liabilities and obligations incurred during the term of the Agreement, if the Company was unable to satisfy from other sources.

        D. In late 1999, the Company entered into a letter of intent with FastPoint Communications, Inc., a Delaware corporation (“FastPoint”), pursuant to which the Company and FastPoint indicated their mutual intention to structure and complete an acquisition transaction pursuant to which the stockholders of FastPoint would acquire control of the Company. After a number of delays by FastPoint, an Agreement and Plan of Merger (“Merger Agreement”) between the Company and FastPoint was signed August 14, 2000 which required the acquisition transaction and the merger of FastPoint with and into a newly-formed subsidiary of the Company to be completed by September 15, 2000 or the Company would have the right to terminate the Merger Agreement with FastPoint. FastPoint took no material action to meet the conditions established by FastPoint in the Merger Agreement and the acquisition transaction described in the Merger Agreement has not been completed. FastPoint has requested that the Company continue to pursue the merger with FastPoint.

        E. Since the effective time of the Revised Funding Agreement, the Company has received some funds from FastPoint as described in the Merger Agreement. The Company has used all funds it has received, including amounts received as payment for securities issued by the Company, to pay ongoing expenses of the Company and to make certain advances to Marsik in anticipation that the merger transaction with FastPoint would be completed.

        F. Marsik has not received the compensation contemplated by the Revised Funding Agreement and the Company’s expenses incurred since the effective date of that agreement have been much higher than contemplated at the time of the agreement.

        G. Marsik is willing to continue to provide services as an officer and as a director of the Company and to represent the Company in seeking to complete an acceptable acquisition transaction for the Company. However, the Board of Directors has concluded that the Revised Funding Agreement should be modified.

        H. As the Merger Agreement described above was not consummated, the parties intend to modify this agreement to assure Marsik’s continued participation as an officer and director and to clarify the Company’s continued right to cancel the issuance of the common stock referred to in this agreement.

        I. The Company and Marsik intend to revise and supplement the Company's obligations under the Second Revised Funding Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Marsik and the Company agree as follows:

        1. The obligations of the Company and Marsik as described in the Second Revised Funding Agreement shall be modified as set forth herein.

        2. Marsik shall continue to serve as the President and as a director of the Company until the first to occur of the following: (i) July 1, 2001, or (ii) the date on which an acquisition transaction approved by the Board of Directors of the Company is completed. In connection with providing such services, Marsik shall report his activities from time to time to the Board of Directors of the Company and shall take such other action as may be necessary or appropriate or as shall be assigned by the Board of Directors.

        3. The Company shall use its cash, received from whatever source, to pay the Company’s obligations to third parties. To the extent that Marsik has in the past paid, or may hereafter advance, on behalf of the Company, payment of any of the Company’s obligations to third parties, the Company shall, at or before the completion of an acquisition transaction, pay to, or reimburse, Marsik for all such payments made by him on behalf of the Company.

        4. As of the date hereof retroactive to July 1999, the Company shall issue to Marsik 1,000,000 shares of the Company’s no par value common stock (the “Shares”) as contingent compensation to him for the services he has provided to the Company as an officer and director and for negotiating the acquisition transaction with FastPoint, and attempting to complete the transaction for the benefit of the Company. The Shares shall also be deemed to be reimbursement to him for the $9,739 of Company expenses advanced by Marsik in July, 1999, notwithstanding the Company’s right to cancel the shares, as described herein. The shares shall be forfeited and cancelled, and Marsik shall have no further rights with respect thereto, if Marsik shall fail or refuse or shall be unable to serve as an officer and director of the Company through completion of an acquisition transaction approved by the Board of Directors. The Company shall also have the right, at the Company’s sole election, to cancel the Shares being issued to Marsik and return such Shares to the status of unissued shares if the Company has taken, or caused to be taken, all of the following actions:

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•	Completed an acquisition transaction with some entity acceptable to the Board of Directors on or before October 31, 2001.

•	Paid to Marsik, an amount equal to $150,000, less the net amount of advances made by the Company to Marsik between July 31, 1999 and the date of the transaction, plus $20,000 for each month beginning July 1, 2000 until completion of an acquisition transaction.

•	Received all amounts which FastPoint is or shall be obligated to pay to the Company under the Merger Agreement, as it may be amended prior to closing of a transaction, and if the transaction is cancelled, the amount which another transaction partner is obligated to pay to the Company.

The Company shall be authorized and entitled to exercise its right to cancel the issuance of the shares to Marsik if each of the conditions set forth above have occurred, or are waived by Marsik, by delivering written notice thereof to Marsik and surrendering the certificate evidencing the Shares to the stock transfer agent for the Company with directions to cancel the issuance thereof.

        5. The Company shall retain possession of the certificate(s) representing the Shares until October 31, 2001 and shall thereafter deliver the certificate(s) representing the Shares to Marsik unless the Company has on or before such date notified Marsik in writing that: (i) the conditions described above have been satisfied and (ii) that the Company is exercising its option to cancel the issuance of the Shares.

        6. The parties agree to take such further action and to consider such additional developments as may be reasonably necessary in order to accomplish the purposes set forth herein.

        7. This revised Agreement shall replace the Revised Funding Agreement

Dated: effective September 25, 2000.

                                                                                                                       PROCARE INDUSTRIES, LTD.

                                                                                                                       By: /s/   Allen Bergenfield
                                                                                                                                     Allen Bergenfield, Director

                                                                                                                       By: /s/   Carlotta Marsik,
                                                                                                                                     Carlotta Marsik, Director

                                                                                                                       /s/ Robert W. Marsik
                                                                                                                       Robert W. Marsik